Exhibit 10.2
Employment Agreement
This Employment Agreement (“Agreement”) is made by and between Enstar (US) Inc., a Delaware corporation (the “Company”), and DAVID NI (“Executive”). The Company is a subsidiary of Enstar Group Limited (collectively, with its subsidiaries, “Enstar”). This Agreement is effective as of July 1, 2019 (“Effective Date”).
1.    Employment Period. The Company hereby employs the Executive for the period commencing on a date no later than October 15, 2019 (the actual date on or prior to October 15, 2019 when Executive begins, the “Start Date”) and ending on the date that Executive's employment with the Company terminates (“Termination Date”) pursuant to the provisions of this Agreement (“Employment Period”).
2.    Terms of Employment.
(a)    Position and Duties. During the Employment Period, Executive shall serve as Executive Vice President, Mergers & Acquisitions, with such duties, authority and responsibilities as are commensurate with such position and assigned by the Company. During the Employment Period, Executive shall faithfully perform all of the duties and responsibilities for the position and shall devote his best efforts and full time and attention to the business of Enstar (except for vacation periods and reasonable periods of absence for illness or incapacity as not prohibited by the Company’s general employment policies and the terms of this Agreement). Executive shall directly report to Enstar’s President, who shall have authority to change such reporting line in his discretion. The Executive will be based in the Company’s offices in New York, New York, although it is understood that Executive may be required to visit other offices and locations from time to time and that Executive’s position will require travel. Notwithstanding the foregoing, Executive may devote reasonable time to personal and professional activities, including without limitation participation in committees, professional associations, and board memberships, in each case so long as such activities are in accordance with the Code of Conduct and approved in writing by Enstar’s President.
(b)    Compensation.
(i)    Base Salary. During the Employment Period, Executive shall receive a base salary (“Base Salary”), initially at an annualized rate of Four Hundred Fifty Thousand Dollars ($450,000), payable in accordance with the Company’s standard payroll practices (the Company currently has 26 pay periods in a year) and subject to statutory payroll deductions and withholdings. Executive acknowledges that he is an exempt employee and, accordingly, that he is not entitled to overtime pay regardless of the number of hours required to complete his duties hereunder. The Base Salary of Executive will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be increased in the sole discretion of the Company. The Company’s annual salary review is conducted prior to April 30th of each year. Executive will first be eligible for a merit increase, if any, no later than April 30, 2020.
(ii)    Performance Bonus Plan. During the Employment Period, except for the Notice Period (as defined in Section 6), Executive will be eligible to participate in the Enstar annual discretionary performance bonus program (the “bonus program”) established by Enstar from time to time in accordance with the policies and practices of Enstar. Although any bonus under the Enstar bonus program is discretionary and dependent upon the performance of Enstar and you, the Company has assigned you a target bonus level of 100% of base salary. Actual bonus awards received are subject to vary. Payment of the performance bonus under the bonus program (the “performance bonus”), if any, is not a wage and is not earned or accrued or payable until the date that it is actually tendered to Executive. If awarded, any performance bonus shall be payable at such time as the Company pays annual bonuses generally to its employees, but in no event later than April 30 following the end of each year; provided, however, that the accrual and payment of any performance bonus is conditioned upon Executive (A) being actually employed by the Company and (B) not having given notice of resignation of his employment as set forth in Section 6, on the date bonuses are paid to the Company's employees that year. Executive will first be eligible for a performance bonus hereunder for the performance year ended December 31, 2019; the performance bonus target level for the 2019 performance year shall be $250,000.
(iii)    Equity Incentives.

(A)    Subject to the execution of an applicable award agreement, Executive shall be granted an initial equity incentive award on the Start Date with a grant date fair value equal to $187,500. The initial equity award shall consist of 100% Restricted Stock Units (“RSUs”), pursuant to the terms and conditions of the 2016 Equity Incentive Plan and approved forms of RSU award agreements.
(B)    During the Employment Period, Executive shall be eligible to participate in the Enstar long-term incentive program in effect from time to time at a level commensurate with his position and in accordance with the policies and practices of Enstar. The program is administered by the Enstar Compensation Committee and subject to its discretionary review and approval each year, therefore Enstar can only provide guidance that it expects your eligibility for future awards, beginning in 2020, to be based on seventy-five (75%) of Base Salary annually, with the awards expected to be comprised of a combination of RSUs and PSUs, in the proportion established by the Enstar Compensation Committee.
(iv)    Employee Benefit Plans. During the Employment Period, Executive shall be eligible to participate in the Company’s group health and welfare insurance programs beginning on the first of the month coinciding with or following the Start Date. These benefits are subject to change, with advance notice to Executive as required by law, in the Company’s discretion.
(v)    401(k) Plan. Executive shall be eligible to participate in the Company’s 401(k) plan (subject to plan eligibility requirements), as such plan is amended from time to time in the Company’s discretion. If Executive elects to participate in the Company’s 401(k) plan, and such plan provides for employee matching contributions during his participation, the Company will make matching contributions, in accordance with the terms of the Company’s plan. As of the date of this Agreement, the Company’s plan provides for it to provide a matching contribution to Executive’s account in an amount equal to 100% of the first 6% of Executive’s eligible compensation per payroll, contributed to the 401(k) plan as pre-tax contributions, and that Executive will be 100% vested in Executive’s own pre-tax contributions and the Company’s matching contributions when made. These terms are subject to change in the future, in the Company’s sole discretion. Enrollment elections will become effective as soon as administratively feasible.
(vi)    Paid Time Off. Executive shall be entitled to Twenty-Five (25) business days of paid time off (“PTO”) per year in accordance with the Company’s PTO policy. PTO must be scheduled and taken in accordance with Enstar’s PTO policy, as may be amended from time to time.
(vii)    Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of his duties in accordance with the Company’s expense reimbursement guidelines, as may be amended from time to time.
(viii)    Deductions and Withholding. The Company shall deduct and withhold from any salary or benefits or other compensation payable to Executive all federal, state, local, and other taxes and all other amounts as required by applicable law, rule or regulation.
(c)    Policies and Procedures. The employment relationship between the parties shall be governed by the general employment practices, policies, and procedures of Enstar, and Executive agrees to comply with all of Enstar’s practices, policies, and procedures in effect from time to time.
3.    Other Activities.
(a)    Activities. During the Employment Period, Executive shall not, without the prior written consent of the Company in its sole discretion as signed by a duly authorized officer of the Company, (i) accept or engage in any employment other than with Enstar, (ii) solicit the business of any client or customer of Enstar other than on behalf of Enstar, and/or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that does or may be expected to interfere with the obligations of Executive under this Agreement or that might create a conflict of interest with Enstar.
(b)    No Conflict. Executive represents and warrants that his execution of this Agreement, his employment with the Company, and the performance of his duties under this Agreement will not violate any obligations he may have to any former employer or other person or entity, including any obligations with respect to proprietary or confidential information of any such employer or other person or entity or with respect to non-competition. By signing this Agreement, Executive confirms that he has not used or disclosed and that he will not use or disclose, for any purpose whatsoever, any confidential, proprietary, or trade secret information belonging to any former employer or other person or entity.
4.    Confidentiality Agreement and Intellectual Property. Executive agrees to sign, at the commencement of the Employment Period, the Company’s standard confidentiality agreement. Executive agrees to cooperate fully with Enstar, both during and after his employment with the Company, with respect to the procurement, maintenance, and enforcement of intellectual property rights in Enstar-related developments. Executive agrees to sign, both during and after the Employment Period, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which Enstar may deem necessary or desirable in order to protect its rights and interests in any Enstar-related development. If the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as his agent and attorney-in-fact to execute any such papers on his behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-related development. Executive hereby waives and irrevocably quitclaims to the Company or its designee any and all claims, of any nature whatsoever, which he now or hereafter has for infringement of any and all proprietary rights assigned to the Company or such designee.
5.    At-Will Employment; Termination Without Cause by Company.
(a)    At-Will Employment. The employment of employee shall be at-will at all times hereunder and subject only to the “notice” provisions of Sections 5 and 6, notwithstanding any provision to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees. This at-will employment relationship cannot be changed except in writing signed by Executive and a duly authorized officer of the Company other than Executive.
(b)    Termination without Cause by the Company. The Company may unilaterally terminate the employment of Executive at any time without Cause, as defined in Section 7, upon written notice. If Executive’s employment is terminated by the Company without Cause, then upon Executive’s signing (and non-revocation) of a separation agreement containing a plenary release of claims in a form acceptable to the Company (a “Release”), Executive shall be entitled to receive, in addition to all earned compensation through his Termination Date salary continuation at his then-current Base Salary for the greater of (i) three (3) months after the Termination Date or (ii) the number of pay periods required by the Company’s Severance Pay Plan (the “Severance Payments”). Notwithstanding the foregoing, all Severance Payments not yet paid by March 15 of the calendar year following the Termination Date shall be paid in a lump sum on such March 15 or the first business day prior thereto.
6.    Termination by Executive. Executive may terminate his employment with the Company at any time for any reason or no reason by providing three (3) months advance written notice to the Company (“Notice Period”). For the avoidance of doubt, and consistent with Section 2(b)(ii), Executive shall not be entitled to any bonus accrual or bonus payment during the Notice Period. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such Notice Period and shall be required to pay Executive only the compensation to which Executive is entitled to until the effective date of the termination of employment.
7.    Other Terminations of Employment.
(a)    Termination for Cause. The Company may immediately terminate the employment of Executive for Cause upon the occurrence of any of the following events (each a “Cause”):
(i)    Conviction or plea to a felony or a crime involving fraud or misrepresentation;
(ii)    Indictment for a felony or a crime involving fraud, misrepresentation, or misconduct; provided, however, that in the event Executive is subsequently acquitted of such crime or the indictment is subsequently dismissed, Executive shall be entitled to all severance benefits following a termination without Cause;

(iii)    Failure by Executive to follow lawful written instructions from Executive’s supervisor or the Board of Directors of the Company;
(iv)    Failure to perform Executive’s duties hereunder following written notice and a reasonable opportunity to cure, if curable, within a time frame determined by the Company, but no less than twenty (20) days from such notice;
(v)    Material gross neglect by Executive in the performance of his duties hereunder following written notice and a reasonable opportunity to cure, if curable, not to exceed twenty (20) days from such notice;
(vi)    Fraud or dishonesty in connection with Executive’s employment;
(vii)    Breach of fiduciary duty related to the business or affairs of the Company;
(viii)    Executive’s material breach of any written employment agreement with the Company, following written notice and a reasonable opportunity to cure, if curable, not to exceed ten (10) days from such notice; or
(ix)    Willful conduct that may be materially harmful to the business, interests, or reputation of Enstar, including any material violation of Enstar written policy;
provided, however, that any right to cure hereunder shall not be applicable to two or more of the same or similar or related breaches, acts, or omissions.
In the event of a termination for Cause, the Company shall pay to Executive all compensation to which Executive is entitled up through the Termination Date, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.
(b)    By Death. The employment of Executive shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation to which Executive would have been entitled up through the date of death; and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of the heirs or devisees of the Executive to the benefits of any life insurance plan or policy or other applicable benefits.
(c)    By Disability. If Executive becomes eligible for the long term disability benefits of the Company or if, in the reasonable opinion of the Board of Directors of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent not prohibited by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the Termination Date; and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.
8.     Return of Property. Upon termination of employment with the Company, Executive agrees to promptly return to the Company and not retain any and all property, equipment, documents, data, and materials of Enstar of any kind in the possession and/or control of Executive.
9.     Cooperation in Pending Work. Following any termination of Executive’s employment, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees or contractors of the Company. Executive shall also reasonably cooperate in the defense of any action brought by any third party against the Company that relates in any manner to Executive’s acts or omissions while employed by the Company. The Company’s request for cooperation pursuant to this Section shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive.  The Company will reimburse Executive, in accordance with Company policy, for reasonable expenses incurred as a result of Executive’s cooperation pursuant to this Section.

10.     Non-Solicitation. During the term of his employment with the Company and for a period of six (6) months immediately after the date his employment terminates for any reason, Executive agrees that Executive will not, directly or indirectly, (i) call upon, solicit, divert, or take away any of the clients, business, or business partners of the Company, or request or cause any of the above to abandon, cancel or terminate any part of their relationship with the Company, or (ii) solicit, entice, or attempt to persuade any employee, agent, consultant, or independent contractor of the Company to leave the service of the Company for any reason or take any other action that may cause any such individual to terminate his relationship with the Company.
11.     Injunctive Relief. Executive acknowledges that the remedy at law for any Executive breach or threatened breach of this Agreement will be inadequate and, accordingly, that the Company, in addition to all other available remedies (including without limitation seeking such damages as it has sustained by reason of such breach), shall be entitled to seek injunctive or any other appropriate form of equitable relief.
12.    Alternative Dispute Resolution.
(a)    Arbitrable Claims. To ensure the rapid, economical, and private resolution of any disputes which may arise concerning the relationship between Executive and the Company, the parties hereby agree that any and all disputes, claims or controversies (collectively “disputes”) in any manner arising out of or relating to or in connection with this Agreement or any of the breach, termination, enforcement, interpretation or validity thereof, including but not limited to any of the employment of Executive or any termination of employment (subject to the following proviso, “Arbitrable Claims”), shall be resolved to the fullest extent not prohibited by law by final and binding arbitration administered by the American Arbitration Association or its successor (“AAA”) pursuant to its then applicable employment arbitration rules and procedures (“AAA Rules”); provided, however, that notwithstanding the foregoing or any contrary provision of this Agreement, binding arbitration shall not be applicable to any dispute relating to (i) any of the ownership or scope or validity or enforceability of any patent, copyright, trade mark, trade secret or other intellectual property or intellectual property rights or the infringement or misappropriation or violation thereof or (ii) the Company’s request for injunctive relief. Subject to the foregoing proviso, Arbitrable Claims shall include without limitation claims for breach of contract (express or implied), tort of any kind, employment discrimination (including harassment), as well as all claims based on any federal, state, or local law, statute, or regulation, and claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other comparable state laws.
(b)    Arbitration Procedures. The arbitration of Arbitrable Claims shall be in accordance with the AAA Rules and shall take place in New York, New York before a single neutral arbitrator, unless otherwise agreed by the parties. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Executive shall have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. Either party may bring an action in court to compel arbitration under this Agreement, to enforce an arbitration award or to obtain temporary injunctive relief pending a judgment based on the arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any manner related to any Arbitrable Claim. The Federal Arbitration Act shall govern the interpretation and enforcement of this provision.
(c)    Class Arbitration Waiver. Any arbitration will be conducted and resolved on an individual basis and not a class-wide, multiple plaintiff, or similar basis. Any arbitration will not be consolidated with any other arbitration proceeding involving any other person.
13.    Compliance with Section 409A of the Internal Revenue Code. Notwithstanding anything herein to the contrary:
(a)    As determined by the Company, to the extent any provision herein constitutes a “nonqualified deferred compensation plan” under Section 409A(d)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides for the payment of compensation provides to Executive upon his “separation from service” under Section 409A(a)(2)(A)(i) of the Code, and Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code, then any such compensation or benefit otherwise payable to Executive shall be suspended and not be paid to Executive until the date that is six (6) months after the date of his separation from service and any amounts suspended during such six-month period shall be paid once benefits commence. The right to any series of installment payments hereunder shall be treated for purposes of Section 409A of the Code as a right to a series of separate payments.
(b)    The provisions herein, and plans and arrangements referenced hereunder, are intended to comply with or be exempt from the applicable requirements of Section 409A of the Code and may be limited, construed and interpreted in accordance with such intent. References in this Agreement to “termination of employment” or word to similar effect shall mean a “separation from service” as defined in final regulations promulgated under Section 409A of the Code. Notwithstanding anything herein to the contrary, any provision hereunder that is inconsistent with Section 409A of the Code may be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision may be null and void.
(c)    To the extent Executive is entitled to receive taxable reimbursements and/or in-kind benefits, the following provisions apply: (i) Executive shall receive such reimbursements and benefits for the period set forth in this Agreement and, if no such period is specified, Executive shall receive such reimbursements and benefits for the term of this Agreement, (ii) the amount of such reimbursements and benefits Executive receives in one year shall not affect amounts provided in any other year, (iii) such reimbursements must be made by the last day of the year following the year in which the expense was incurred, and (iv) such reimbursements and benefits may not be liquidated or exchanged for any other reimbursement or benefit.
(d)    No acceleration of any payment, including separation payments, shall be permitted if such acceleration would result in Executive being taxed under Section 409A of the Code.
14.    Section 280G of the Code. If any payment or benefit due under this Agreement, together with all other payments and benefits that Executive receives or is entitled to receive from the Company or any of its subsidiaries, Affiliates or related entities, would (if paid or provided) constitute an excess parachute payment for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state or local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. In the event that the payments and/or benefits are to be reduced pursuant to this Section 14, such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 14 is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. All determinations required to be made under this Section 14 shall be made by the Company’s independent public accounting firm, or by another advisor mutually agreed to by the parties.
15.    Indemnification. Company shall indemnify and defend the Executive against all claims arising out of Executive's activities as an officer or employee of Company or its affiliates to the fullest extent permitted by law and under Company’s organizational documents, except that the Company shall not indemnify and defend the Executive against any such claims brought against the Executive by the Company or any of its affiliates. During employment and for six years following the end of employment, Executive shall be entitled to be covered by a policy of directors' and officers' liability insurance on commercially reasonable terms sufficient to cover the risk to Executive that would reasonably be expected to result from his activities as aforesaid and a copy of the policy shall be provided to Executive upon his request from time to time. At the request of the Company, Executive shall during and after employment render reasonable assistance to the Company in connection with any litigation or other proceeding involving the Company or any of its affiliates, unless precluded from so doing by law. The Company shall provide reasonable compensation to Executive for such assistance rendered after employment ceases.
16.    Clawback Right. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with Enstar that is subject to recovery under any law, government regulation, stock exchange listing requirement or Enstar policy approved by the Enstar or Company board and notified to Executive, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Enstar policy.
17.    General Provisions.
(a)    Entire Agreement. This Agreement (including the Company’s standard confidentiality agreement) is the entire and final agreement and understanding of the parties relating to the subject matter hereof and shall supersede all prior or other current negotiations, agreements, representations, warranties and understandings between the parties or any subsidiaries or other affiliates of a party.
(b)    Assignment; Binding Effect. This Agreement is a personal service contract, and neither this Agreement nor any rights or obligations hereunder may be assigned or transferred or delegated or otherwise disposed of by Executive without the prior written consent of the Company, which may be withheld in its sole discretion, and any purported assignment or transfer or delegation or other disposition by Executive without such consent shall be null and void. Executive acknowledges and agrees that the Company has the right and power to assign or transfer or delegate or otherwise dispose of this Agreement or any rights or obligations hereunder in its sole discretion and in whole or in part, whether by merger, consolidation, reorganization, sale or other transfer or disposition of assets or stock or operation of law or otherwise. Subject to the foregoing restrictions on Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives, successors and permitted assigns of Executive. There are no intended third party beneficiaries under this Agreement, except as expressly stated herein.
(c)    Amendments, Waivers. This Agreement or any provision hereof may not be amended otherwise except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Any waiver of any provision of this Agreement must be in writing and executed by the party waiving such provision. The waiver of a party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
(d)    Severability. If any provision of this Agreement shall be held by a court or arbitrator of competent jurisdiction to be invalid or unenforceable or void, such provision shall be enforced to the fullest extent not prohibited by law and shall be revised to the extent necessary to make such provision a valid and enforceable and legal provision consistent with the original intent and economic effect of such provision, and the remaining provisions hereof will remain in full force and effect. In addition, if any one or more provisions contained in this Agreement shall be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it, so as to be enforceable under applicable law.
(e)    Governing Law. This Agreement and all matters arising out of or relating to or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without application of conflict of law rules, subject to the application of the Federal Arbitration Act.
(f)    Attorney’s Fees. In any arbitration proceeding or other action or proceeding arising out of or relating to this Agreement, the parties agree that the prevailing party in the proceeding or action shall be entitled to an award of all reasonable attorneys’ fees and costs incurred by the prevailing party.
(g)    Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing, shall reference this Agreement and shall be deemed to be properly given: (i) when delivered personally, by courier, or by e-mail or (ii) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be sent to the respective addresses set forth in the signature page of this Agreement. Any party may change its notice address or e-mail address by notifying the other party of such change in compliance with this Section.
(h)    Taxes. All amounts paid under this Agreement shall be subject to and paid less all applicable federal, state, local and other applicable tax withholdings.

(i)    Representations. Each party represents and warrants that such party has the full right, power and authority to enter into, execute and deliver this Agreement and to perform its or his obligations hereunder, and that this Agreement shall constitute its or his valid and legally binding agreement enforceable in accordance with its terms.
(j)    Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude any party from asserting any other right, or seeking any other remedies, against the other party.
(k)    Interpretation. When the context requires, the plural shall include the singular and the singular the plural; and any gender shall include any other gender. All references to “including” or “includes” or any variation thereof shall be deemed to include the terms “without limitation”. The words “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole. To the extent not prohibited by law, this Agreement shall not be construed against the drafter. Section headings are not part of this Agreement and are only for the convenience of the parties.
(l)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile signatures shall be deemed as effective as originals.
(m)    Executive Acknowledgment. Executive hereby acknowledges that he has had the opportunity to consult legal counsel concerning this agreement, that he has read and understands the agreement, that he is fully aware of its legal effect, and that he has entered into the agreement freely and based on his own judgment and not on any representations or promises other than those expressly provided in this agreement.

[Signature Page to Follow]

    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

    Enstar (US) Inc.

By:    /s/ Audrey B. Taranto        Dated: July 1, 2019
    Name: Audrey B. Taranto
    Title: General Counsel

Address:
150 2nd Ave. North
3rd Floor
St. Petersburg, FL 33701

Email Notice: audrey.taranto@enstargroup.com
         corpsec@enstargroup.com

Executive:

/s/ David Ni        Dated: July 1, 2019
Name: David Ni

Email Notice: david.ni@enstargroup.com